Exhibit (a)(17)

WILLIAM BLAIR FUNDS

Amendment to the Written Instrument Establishing and Designating

Shares of the William Blair Mid Cap Value Fund

The undersigned, the Board of Trustees of the William Blair Funds (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated September 3, 1999 (the “Declaration of Trust”), pursuant to Section 9.3 of Article IX of the Declaration of Trust, do hereby amend the Written Instrument Establishing and Designating Shares of the William Blair Mid Cap Value Fund (the “Fund”) dated February 11, 2010 (the “Written Instrument”) as follows:

WHEREAS, the Written Instrument established three classes of shares of beneficial interest of the Fund designated as Class N, Class I and Institutional Class;

WHEREAS, the Declaration of Trust provides that at any time that there are no outstanding shares of a particular class, the Trustees may abolish such class of shares;

WHEREAS, there are no Institutional Class shares of the Fund outstanding; and

WHEREAS, the Board of Trustees wishes to abolish Institutional Class shares of the Fund.

RESOLVED, that the Board of Trustees pursuant to Section 6.3(b) of the Declaration of Trust do hereby approve the abolishment of Institutional Class shares of the Fund and the establishment and designation thereof.

IN WITNESS WHEREOF, the undersigned have this 18th day of February, 2010 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ F. Conrad Fischer	/s/ Donald L. Seeley
F. Conrad Fischer	Donald L. Seeley

/s/ Ann P. McDermott	/s/ Michelle R. Seitz
Ann P. McDermott	Michelle R. Seitz

/s/ Phillip O. Peterson	/s/ Thomas J. Skelly
Phillip O. Peterson	Thomas J. Skelly

/s/ Donald J. Reaves	/s/ Robert E. Wood II
Donald J. Reaves	Robert E. Wood II